UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Franklin Electric Co., Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount previously paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

FRANKLIN ELECTRIC CO., INC.

400 East Spring Street
Bluffton, Indiana 46714

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 3, 2013 at 9:00 a.m., Eastern Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at The Grand Wayne Convention Center, 120 West Jefferson Blvd., Fort Wayne, Indiana on Friday, May 3, 2013, at 9:00 a.m., Eastern Time. The purposes of the meeting are to:

1.	Elect R. Scott Trumbull and Thomas L. Young as directors for terms expiring at the 2016 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year;

3.	Approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in the Proxy Statement; and

4.	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 4, 2013 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy whether or not you plan to attend the Annual Meeting. If you do attend, you may nevertheless vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

John J. Haines
Vice President, Chief Financial Officer and
Secretary

Bluffton, Indiana
March 19, 2013

FRANKLIN ELECTRIC CO., INC.

400 East Spring Street, Bluffton, Indiana 46714
______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders to be Held on May 3, 2013

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 400 East Spring Street, Bluffton, Indiana, 46714 for use at the Annual Meeting of Shareholders to be held on May 3, 2013, or any adjournment or postponement thereof. Shareholders were sent Notice of the Annual Meeting, as well as information regarding how to access this Proxy Statement and the Company's 2012 Annual Report, including the financial statements contained therein, beginning on or about March 19, 2013.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive a Notice Card with information regarding the availability of proxy materials over the internet. Shareholders who wish to receive a paper or email copy of the proxy materials must request one by submitting the request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement. There is no charge for requesting a copy. Requests can also be made at the voting website, via telephone, or via email, as described in the Notice Card.

Voting by Internet: Use the internet link and control number provided to you on your Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 2, 2013. You will need the control number provided on your Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 2, 2013. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials by submitting your request to the Secretary of the Company at the Company's address listed on the first page of this proxy statement. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Employees who are participants in the Company’s Retirement Program (401(k)) plan will receive a notice and instructions by email or other method that explains how to vote shares credited to their Retirement Program accounts.

If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•	FOR the election of the nominees for director as set forth in this Proxy Statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. John J. Haines, Vice President, Chief Financial Officer and Secretary, 400 East Spring Street, Bluffton, Indiana 46714, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the internet at a later date, or (iii) attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on March 4, 2013, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 23,652,375 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner) will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

On February 22, 2013, the Board of Directors authorized a two-for-one split of the common stock of the Company for shareholders of record on March 4, 2013.  The additional shares were distributed on or about March 18, 2013.  At the Annual Meeting, shareholders will be able to vote only the number of shares they held at the March 4, 2013 record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of March 4, 2013, unless otherwise noted. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Patricia Schaefer 5400 Deer Run Court Muncie, IN 47304	2,000,084	(1)	8.46
BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,607,882	(2)	6.80
Diane D. Humphrey 2279 East 250 North Road Bluffton, IN 46714	1,580,070	(3)	6.68
Earnest Partners, LLC 1180 Peachtree Street Atlanta, GA 30309	1,452,322	(4)	6.14
The Vanguard Group, Inc. 100 Vanguard Blvd. Malver, PA 19355	1,336,746	(5)	5.65

(1)	Pursuant to agreements with Ms. Schaefer, the Company has a right of first refusal with respect to 1,708,040 shares owned by Ms. Schaefer.

(2)	According to a Schedule 13G filed with the SEC, as of December 31, 2012, BlackRock Inc. has sole investment and voting power with respect to all shares.

(3)	Pursuant to agreements with Ms. Humphrey, the Company has a right of first refusal with respect to 1,421,718 shares owned by Ms. Humphrey.

(4)	According to a Schedule 13G filed with the SEC, as of December 31, 2012, Earnest Partners, LLC has sole investment and voting power with respect to 514,647 shares.

(5)	According to a Schedule 13G filed with the SEC, as of December 31, 2012, The Vanguard Group, Inc. has sole investment and voting power with respect to 30,770 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" below, and all executive officers and directors as a group, as of March 4, 2013. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted, except for restricted shares, with respect to which the holder has investment power only after the shares vest.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Jerome D. Brady	36,915(2)	*
David T. Brown	0(2)	*
David A. Roberts	25,292(1)(2)(6)	*
Thomas R. VerHage	1,000(2)	*
David M. Wathen	2,249(2)	*
Thomas L. Young	20,092	*

R. Scott Trumbull	367,486(1)(2)(3)(4)(5)	1.55
Gregg C. Sengstack	228,017(1)(4)(5)	*
John J. Haines	51,369 (1)(3)(4)	*
Robert J. Stone	103,127(1)(3)(4)(7)	*
DeLancey W. Davis	21,207(1)(3)(4)	*
All directors and executive officers as a group	977,144(1)(2)(3)(4)(5)(6)(7)	4.13
* Less than 1 percent of class

(1)
Includes shares issuable pursuant to stock options exercisable within 60 days after March 4, 2013 as follows: Mr. Roberts, 8,000; Mr. Trumbull, 119,722; Mr. Sengstack, 58,819; Mr. Haines, 27,421; Mr. Stone, 44,640; and Mr. Davis, 9,967.  All directors and executive officers as a group, 355,401.

(2)
Does not include stock units credited, pursuant to the terms of the Non-Employee Directors’ Deferred Compensation Plan described under “Director Compensation,” to: Mr. Brady, 5,619; Mr. Brown, 21,087; Mr. Roberts, 1,206; Mr. VerHage, 3,804; Mr. Wathen, 25,092; and Mr. Trumbull, 2,003.

(3)	Includes shares held by the 401(k) Plan Trustee as of December 31, 2012: Mr. Trumbull, 3,279; Mr. Haines, 2,623; Mr. Stone, 11,833; and Mr. Davis, 59. All executive officers as a group, 20,071.

(4)
Includes restricted shares which vest at the end of four years as follows: Mr. Trumbull, 10,732; Mr. Sengstack, 7,377; Mr. Haines, 10,499; Mr. Stone, 10,754; and Mr. Davis, 6,778. All executive officers as a group, 56,992.

(5)	Does not include restricted stock units, which vest at the end of four years as follows: Mr. Trumbull, 13,971; and Mr. Sengstack, 5,349. All executive officers as a group, 21,166.

(6)	Includes 3,026 shares owned by trust and 14,266 shares owned by GRAT.

(7)	Includes 35,864 shares indirectly owned.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Amended and Restated By-laws provide that the Board of Directors shall consist of seven directors, divided into three classes of two or three directors each. Each year, the directors of one of the three classes are elected to serve terms of three years and until their successors have been elected and qualified. Two directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a plurality of the shares voted (i.e., the two nominees who receive the most votes will be elected).

R. Scott Trumbull and Thomas L. Young have been nominated to serve as directors of the Company for terms expiring in 2016. Messrs. Trumbull and Young are currently directors of the Company. The nominees have indicated their willingness to serve as directors if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Set forth below for the director nominees and continuing directors are their ages, year they first became a director, principal occupations and directorships for the past five years, and legal proceedings, if any, for the past ten years. With respect to each nominee or continuing director, we describe under the heading “Relevant Experience” the particular experience and other attributes that have led to the conclusion that the individual should serve on the Board of Directors of the Company.

Nominees for Directors with terms expiring in 2016
R. Scott Trumbull	Age: 64
Chairman of the Board and Chief Executive Officer of the Company	Director Since: 1998
Principal Occupation: Chairman of the Board and Chief Executive Officer of the Company since 2003.

Formerly: Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from 2001 to 2002; prior thereto, Executive Vice President of International Operations & Corporate Development of Owens-Illinois, Inc., from 1993 to 2001.

Directorships – Public Companies: Health Care REIT

Relevant Experience: Mr. Trumbull received his bachelor’s degree in economics from Denison University and his MBA from Harvard Business School. His positions at Owens-Illinois gave him significant experience in leading both domestic and global manufacturing businesses. Prior to joining the Board, Mr. Trumbull served as a board member of The Calphalon Corporation and presently serves on the board of another public company. His experience as a director of the Company since 1998 and as CEO since 2003 brings a unique understanding of the Company’s markets and businesses to the Board’s deliberations.

Thomas L. Young	Age: 69
Director of the Company	Director Since: 2005
Principal Occupation: President, Titus Holdings Ltd., a private investment company, since 2005.

Formerly: Executive Vice President and Chief Financial Officer, Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from 2003 until retirement in 2005; Co-Chief Executive Officer from January 2004 to April 2004; prior thereto, Executive Vice President, Administration and General Counsel, from 1993 through 2003.

Directorships – Public Companies: Owens-Illinois, Inc.

Relevant Experience: Mr. Young received his bachelor’s degree from St. John’s College and his JD with honors from Notre Dame Law School. Mr. Young’s background qualifies him to serve as an “audit committee financial expert” and he served on the Audit Committee from 2005-2011. He also brings to the Board extensive experience as an executive officer of a publicly traded manufacturing company, as well as experience from present and prior directorships. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Directors with terms expiring in 2014
David T. Brown Director of the Company	Age: 64
Director Since: 2008
Principal Occupation: Retired in 2007.

Formerly: President and Chief Executive Officer of Owens Corning, a world leader in building materials systems and glass fiber composites, from 2002 until 2007; prior thereto, Executive Vice President and Chief Operating Officer, from 2001 through 2002; prior thereto, Vice President and President, Insulating Systems Business, from 1997 through 2000.

Directorships – Public Companies: BorgWarner, Inc.

Relevant Experience: Mr. Brown received his bachelor’s degree in business economics from Purdue University. Mr. Brown adds to the Board his experience in a long career at Owens Corning, where he moved through the ranks from salesman to regional sales manager to chief operating officer and ultimately CEO where he led the company out of an asbestos related bankruptcy. In addition to his perspective as a successful CEO of a global manufacturer, he brings his experience on the Board of Borg Warner, Inc. and RSC Holdings, Inc.

David A. Roberts Director of the Company	Age: 65
Director Since: 2003
Principal Occupation: Chairman, President and Chief Executive Officer, Carlisle Companies Incorporated, a diversified global manufacturing company, since 2007.
Formerly: Chairman, President and Chief Executive Officer, Graco, Inc., a manufacturer of fluid-handling equipment and systems, from 2001 to 2007.
Directorships – Public Companies: Carlisle Companies, Inc.; Polypore International, Inc.; Graco Inc. (2001-2007); Arctic Cat (2006-2009); ADC Telecommunications, Inc. (2008-2010)

Relevant Experience: Mr. Roberts received his bachelor’s degree in technology from Purdue University and his MBA from Indiana University. He brings to the Board his experience as CEO of two substantial publicly-held manufacturing companies. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Thomas R. VerHage Director of the Company	Age: 60
Director Since: 2010
Principal Occupation: Retired in 2011.

Formerly: Vice President and Chief Financial Officer, Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, from 2004 until 2011; prior thereto, Partner, Deloitte & Touche, LLP, a major international accounting and consulting firm, from 2002 to 2004; prior thereto, Partner, Arthur Andersen, LLP, a consulting and accounting firm, from 1976 to 2002.

Directorships – Public Companies: Hutchinson Technology, Inc.

Relevant Experience: Mr. VerHage received his bachelor’s degree in business administration and his MBA from the University of Wisconsin. Mr. VerHage adds to the Board his financial and accounting expertise from his experience as CFO of Donaldson Company, Inc. and his prior experience with two major public accounting firms. His background enables him to serve as an “audit committee financial expert.”

Directors with terms expiring in 2015
Jerome D. Brady	Age: 69
Director of the Company	Director Since: 1998
Principal Occupation: Retired in 2000.

Formerly: President and Chief Executive Officer of C&K Components, a manufacturer of electro-mechanical switches, from 1997-2000; prior thereto, President, CEO and Chairman of AM International, Inc., a manufacturer of printing equipment, from 1995-1997.

Directorships – Public Companies: Circor International, Inc.

Relevant Experience: Mr. Brady received his bachelor’s degree in economics from the University of Pennsylvania, Wharton School and his MBA in finance from the University of California at Los Angeles, Anderson School. Mr. Brady brings to the Board his experience as CEO of two publicly-held, global manufacturing companies, as well as other relevant private company board experience. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

David M. Wathen	Age: 60
Director of the Company	Director Since: 2005
Principal Occupation: President and Chief Executive Officer of TriMas Corporation, a manufacturer of engineered products, since 2009.

Formerly: President and Chief Executive Officer, Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company, from 2002 - 2006; prior thereto, Operating partner, Questor Management Company, a performance improvement consulting firm, from 2000-2002; prior thereto, Group Executive/Corporate Officer, Eaton Corporation, a global technology leader in diversified power management solutions, from 1997-2000.

Relevant Experience: Mr. Wathen received his bachelor’s degree in mechanical engineering from Purdue University and his MBA from Saint Francis College. Mr. Wathen brings to the Board his experience as CEO of two companies and leadership positions in others, including over twenty years direct technical and general management experience in the same industry as the Company and direct experience managing electrical businesses serving pump OEMs and distributor channels similar to those served by the Company. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Independence

The Board of Directors of the Company has determined that each of the current directors, except for R. Scott Trumbull, Chairman of the Board and Chief Executive Officer of the Company, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its independence determinations, the Board concluded that no director, other than Mr. Trumbull, has any material relationship in the Company, except as a director and shareholder.

Board Leadership Structure and Risk Oversight

The Company is led by Mr. Trumbull, who has served as Chairman of the Board and Chief Executive Officer since 2003. The Board consists of Mr. Trumbull and six independent directors. The Board has three standing committees – Audit, Management Organization and Compensation and Corporate Governance. The Audit Committee is primarily responsible for risk oversight and the full board receives regular reports from the Audit Committee and from the Company's officers and other management personnel regarding risk management. Each of the other two committees also considers risk as it falls within its area of responsibility. The Company does not have a lead director but the non-management directors meet in executive session at each regular board meeting with a rotating chair.

The Company has employed the same basic leadership structure of a combined Chairman and Chief Executive Officer role for over ten years and believes this leadership structure has been and is effective for the Company. Having a combined Chairman/Chief Executive Officer role provides the Company with a unified leadership structure that allows it to carry out strategic initiatives with an understanding of the risks involved in the Company’s businesses and their interrelationships. The Chairman/Chief Executive Officer is a single individual who is seen by the Company’s customers, business partners, investors and shareholders as someone who provides strong leadership for the Company and is viewed as such in the industries in which the Company competes. The Company believes that the board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s businesses and the risks involved in them.

Meetings

The Board held four regularly scheduled meetings during 2012. Each director attended at least 75 percent of the aggregate meetings of the Board and Board committees of which he was a member during the period that each served as a director. All directors attended the 2012 Annual Meeting of Shareholders.

Committees

Audit Committee. The members of the Audit Committee during 2012 were Jerome D. Brady (Chairman), David M. Wathen and Thomas R. VerHage. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s processes for monitoring compliance with laws and regulations and the Company’s audit and risk management processes. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee held four meetings in 2012.

The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.”  The Audit Committee reviews information compiled in response to the Directors' and Officers' Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, 5% beneficial holders, or any member of his or her immediate family, has a direct or indirect material interest that would require disclosure under applicable SEC regulations.  In 2012, there were no such transactions.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are “independent” under the applicable NASDAQ rules.

Management Organization and Compensation Committee. The members of the Management Organization and Compensation Committee (the "Compensation Committee") during 2012 were David A. Roberts (Chairman), David T. Brown and Thomas L. Young. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee recommends to the Board of Directors the annual salary and bonus for the Chief Executive Officer, determines and approves the equity awards for the Chief Executive Officer and the annual salary, bonus and equity awards of the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning bonus and stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure.  As part of its oversight responsibilities, the Compensation Committee evaluated the risks arising from the Company’s compensation policies and practices, with the assistance of Meridian Compensation Partners, LLC, an independent executive consulting firm.  The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped the mix of long- and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk.  The Committee concluded that the Company’s compensation policies and practices do not involve undue risk. The Compensation Committee held eight meetings in 2012.

Corporate Governance Committee. The members of the Corporate Governance Committee (the “Governance Committee”) are David M. Wathen (Chairman), David T. Brown, David A. Roberts and Thomas L. Young. The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including awards to non-employee directors under the Company’s equity based and compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held two meetings in 2012.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board candidates for director. The Governance Committee considers diversity when identifying candidates for directorships. Although the Company does not have a written policy regarding diversity, the Governance Committee seeks to identify persons from various backgrounds and with a variety of life experiences who have a reputation for and a record of integrity and good business judgment and the willingness to make an appropriate time commitment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders. The Governance Committee evaluates its success in achieving these goals for Board composition from time to time, particularly when considering Board succession and candidates to fill vacancies.

The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for director by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Company if so elected.

Other Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that provide among other things that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice a year. In 2012, the independent directors met in executive session four times.

Anyone may contact the Board of Directors, any Board Committee, any independent director or any other director by writing to the Secretary of the Company as follows:

Franklin Electric Co., Inc.
Attention:  [Board of Directors], [Board Committee], [Board Member]
c/o Corporate Secretary
Franklin Electric Co., Inc.
400 E. Spring Street
Bluffton, IN  46714

The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board Committees or individual directors.

Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above or on the Company's website at www.franklin-electric.com under "Corporate Governance."

In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees. The Company has posted its code of ethics on the Company’s website at www.franklin-electric.com. The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted on behalf of the members of the Management Organization and Compensation Committee.

David A. Roberts (Chairman)
David T. Brown
Thomas L. Young

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy is intended to provide our shareholders information about the compensation awarded to our “named executive officers” in fiscal 2012. Our “named executive officers” are those named in the Summary Compensation Table of this proxy statement: the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of the last fiscal year. You should review this section together with the tabular disclosures beginning on page 28.
Executive Summary
The Management Organization and Compensation Committee of the Board (the “Committee”) believes that executive compensation should be tied to both Company performance and individual performance, which is why a significant portion of the total compensation opportunity is linked to performance. This summary contains a discussion of our 2012 executive compensation highlights, our 2012 performance and our prior year say on pay results.
2012 Executive Compensation Overview

•	Performance-based compensation represented between 46% and 55% of our named executive officers' total targeted compensation for fiscal 2012.

•
The annual cash incentive awards are directly aligned with critical one-year operating results, as well as individual strategic objectives. No cash awards are earned unless a threshold level of performance is attained. Earned payouts cannot exceed 200% of the target opportunity.

•
Long-term incentive awards are equity-based and are designed to align management's interests with those of our shareholders and to foster retention of key executives. The 2012 long-term incentive grants are predominantly performance-based, with 60% of the targeted value awarded as stock options to focus executives on delivering results that drive shareholder value.

•	The Company generally does not provide perquisites to the named executive officers.

•	The Company has in place stock ownership requirements to further align the interests of our executives with those of our shareholders.

•
Beginning in 2013, we have further enhanced the pay-for-performance aspects of our compensation program by granting a portion of the long-term incentive awarded to named executive officers in the form of performance share units.

2012 Company Performance
For 2012, diluted earnings per share were $3.46, an increase of 30.6% compared to 2011 diluted earnings per share of $2.65. Sales in 2012 were $891.3 million, an increase of 8.6% compared to 2011 sales of $821.1 million.
In addition to the financial results achieved by the Company, there was significant progress made regarding key strategic initiatives in 2012 as follows:

•	The Company continued to increase its sales base in high growth developing regions. Developing region sales increased by 13% in 2012 and continue to represent 36% of consolidated sales.

•
The Company acquired Cerus Industrial, a manufacturer and distributor of electronic drives and motor controls, which further strengthens its global leadership position in groundwater pumping applications.

•
The Company acquired a controlling 70.5% interest in Pioneer Pump, a manufacturer of large, engine-driven centrifugal pumps used for dewatering in oil and gas, municipal, construction and mining applications, which furthers the Company's strategy of expanding sales of packaged systems products which are differentiated by technology and offer the opportunity to generate higher revenue per installation.

•	The Company acquired assets from Flex-ing Incorporated, a designer and manufacturer of a variety of fueling equipment, which further expands the core offerings of its fueling product line.

•
The Company combined its expertise in submersible motors, progressive cavity pumps and electronic drives, which has enabled the development of a superior proprietary artificial lift system for oil and gas well deliquification and will help the Company expand into this $500 million annual market.

•	The Company continued to expand its distribution footprint globally by bringing on new partners in Asia, Latin America, the Middle East, Africa and Eastern Europe.

•	The Company continued to pursue acquisitions to complement the water and the fueling product lines and increase our access to these growing markets in developing regions.

Prior Year Say on Pay Results
At the May 4, 2012 shareholders' meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 93% of votes cast. The Committee considered these results and, based on the overwhelming support from shareholders, determined that the results of the vote did not call for any major changes to the executive compensation plans and programs already in place for 2012 or for the 2013 fiscal year. However the Committee has approved a redesign of the Company's long-term incentive program beginning in 2013, to include a performance share unit component.
Management Organization and Compensation Committee
The Committee, consisting entirely of independent directors, has the responsibility for establishing, implementing and monitoring adherence with the Company's compensation program and providing input to the Board with respect to management development and succession planning. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company's compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to the CEO and all other executive officers) and review all other compensation decisions relating to the executive officers of the Company and approve these decisions for all executive officers, other than the CEO, whose non-equity compensation is approved by the Board.
In addition, the Committee (i) reviews the Company's organization structure, (ii) reviews the recruitment of key employees and management's development plans for key employees, (iii) makes recommendations to the Board with respect to the CEO succession plan and (iv) reviews compensation risk to determine whether the compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee meets a minimum of three times annually to discharge its duties.
Compensation Philosophy and Pay Objectives
The Company and the Committee believe that compensation paid to executive officers, including the named executive officers, should be aligned with the strategy and performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company's long-term success. Compensation is structured to ensure that a significant portion of the executive's compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence shareholder value.
The Committee encourages superior short-term performance through the use of annual cash incentive awards and superior long-term performance through equity incentive awards. For the Company's CEO and CFO, the cash incentive compensation is designed to reward Company-wide performance by tying 80%-90% of their cash incentive awards to financial goals such as return on invested capital and earnings per share, with the balance linked to specific operational objectives. For other executive officers, the cash incentive compensation is weighted to reward most heavily the achievement of specific financial metrics within areas under their control, although Company-wide performance is still an important factor. Stock-based compensation has generally consisted of stock options and restricted stock (or in some cases, restricted stock units), both of which create a strong link to shareholder value creation, with the majority of the awards in the form of stock options. The Company also provides retirement benefits for its executive officers and, under certain circumstances, severance benefits.
Historically, the Committee generally has set executive pay opportunities based on a number of factors deemed appropriate by the Committee, including market competitive pay data, individual performance and the experience level of the executive. Subject to the factors set forth above, the Committee used the following pay objectives as a guide in assessing competitiveness of pay opportunities at a peer group of companies for 2012 pay decisions. The higher targeted pay objectives for annual bonus and long-term incentive components reflect the Committee's belief that a significant portion of total compensation should be at risk and variable:

Pay Component	Targeted Pay Objectives
Base Salary	50th percentile
Annual Bonus Opportunity	65th percentile
Long-Term Incentives	65th percentile

Role of Management in Compensation Decisions
The Committee makes equity compensation decisions with respect to the CEO and all compensation decisions with respect to all other executive officers of the Company. The Committee recommends to the Board, for its review and approval, the annual salary and annual incentive compensation for the CEO.
The CEO reviews the performance of other executive officers, including the other named executive officers, and makes recommendations to the Committee with respect to their annual salary adjustments, annual cash incentive opportunities and payments and grants of long-term incentive awards. The Committee approves the compensation of these executives after considering the CEO's input and recommendations and its own judgment of each executive's performance during the period.
The Committee and the CEO also review the financial metrics to be used to measure the performance of the Company and its business units, taking into account the strategic goals of the Company and input from the CFO. The CEO also describes the individual strategic initiatives he set for each executive, to determine the extent to which these individual performance targets for the previous year have been achieved.
Although the CEO regularly attends Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In fiscal 2012, the CEO attended all but one of the Committee meetings and did not participate in any of the executive sessions.
Role of Compensation Consultant in Compensation Decisions
The Committee utilizes the Company's Human Resources department and has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm (the “Compensation Consultant”), to conduct reviews of its total compensation program for the CEO and other executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program.
A representative from Meridian is invited by the Committee to attend the relevant portions of its meetings. During 2012, Meridian participated in seven of the eight Committee meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Meridian frequently communicate with the Chairman of the Committee outside of regular Committee meetings. A representative of Meridian meets with the Committee in executive session at most meetings. Meridian also meets with management from time to time to exchange information and to review proposals that management may make to the Committee.
Peer Group Benchmarking
For 2012, the Committee reviewed the 2011 peer group to ensure that all included companies continued to be relevant comparators. As part of this process, the Committee considered revenue size and industry, as well as companies that compete with the Company for executive talent. Based on this review, the Committee approved the 32-company peer group listed below (the “2012 Peer Group”) for purposes of updating the executive pay study in late 2011 to assist in 2012 pay decisions. (This group was the same as the 2011 peer group, except for the removal of Baldor Electric Company due to its acquisition by ABB Ltd.) The companies in the 2012 Peer Group are primarily engaged in manufacturing, are publicly traded and had annual revenue between $277 million and $2.2 billion. Due to the differences in size among the companies in the 2012 Peer Group, the Compensation Consultant used a form of regression analysis to adjust the survey results based on Company revenue as compared to revenue of other companies in the 2012 Peer Group and each executive's level of responsibility as compared to executives in comparable positions in the 2012 Peer Group.

AMCOL International Corporation	Graco Inc.	Pike Electric Corporation
Ameron International Corporation	GrafTech International Ltd.	Robbins & Myers, Inc.
Badger Meter, Inc.	H&E Equipment Services, Inc.	Sauer-Danfoss Inc.
Ceradyne, Inc.	IDEX Corporation	Simpson Manufacturing Co., Inc.
Clean Harbors, Inc.	Kaman Corporation	Tecumseh Products Company
Crane Co.	Matthews International Corporation	Valmont Industries, Inc.

Curtiss-Wright Corporation	Mueller Water Products, Inc.	Waste Connections, Inc.
Eagle Materials Inc.	Neenah Paper, Inc.	Waters Corporation
ESCO Technologies Inc.	Nordson Corporation	Watts Water Technologies, Inc.
Esterline Technologies Corporation	Orbital Sciences Corporation	Woodward, Inc.
Global Industries, Ltd.	Otter Tail Corporation

Setting Executive Compensation

The Company compensates its executives through programs that emphasize performance-based compensation. For the executive officers, including the named executive officers, the compensation package for 2012 included base salary, an annual cash incentive opportunity and an annual long-term incentive opportunity in the form of stock options and restricted stock (or in some instances, restricted stock units). Base salary is intended to provide a certain level of fixed compensation commensurate with an executive's position, responsibilities and contributions to the Company. The Company has structured annual and long-term incentive compensation to motivate executives to achieve the strategic objectives set by the CEO and the Board, to tie executives' long-term interests to those of the Company's shareholders, to reward the executives for achieving such goals and to provide a retention incentive.
The mix of compensation among base salary, annual bonus opportunity and long-term incentives is a result of the targeted pay objective for each component of pay. This approach results in a significant portion of the compensation of those senior management members having the greatest ability to influence the Company's performance being performance based, which the Committee believes is appropriate. Additionally, after setting each separate component of pay, the Committee reviews the total compensation package of each named executive officer to assess the level of total target compensation opportunity provided in relation to the competitive range of market practice and may make adjustments to one or more components of pay based on this assessment.
In December 2011, the Compensation Consultant provided the Committee with a pay study to be used in connection with 2012 pay decisions. The pay study included 2011 compensation data for the companies in the 2012 Peer Group, with cash data “aged” to reflect expected 2012 compensation levels for the 2012 Peer Group. In February 2012, the Committee set the specific components of the compensation of the named executive officers, with the overall goal of paying compensation at levels competitive with the 2012 pay study. Total targeted compensation for 2012 for the named executive officers was, on an aggregate basis, 4.4% below the targeted level of total compensation in the 2012 pay study.
The following table relates the 2012 total targeted compensation (the sum of base salary, target annual bonus opportunity and long-term incentives) for the named executive officers to total targeted compensation for similar positions in the 2012 Peer Group, using targets of the 50th percentile for base salary and the 65th percentile for annual bonus opportunity and long-term incentives:

Named Executive Officer	2012 Targeted Total Compensation(1) ($)	Percentage Points Above or Below the Targeted Philosophy
R. Scott Trumbull	2,789,583	1.2%
Gregg C. Sengstack	1,293,950	2.2%
John J. Haines	903,125	(18.8)%
Robert J. Stone	925,000	(6.8)%
DeLancey W. Davis	725,656	(11.2)%

(1)	Based on annualized base salary rates effective June 1, 2012, plus target annual bonus opportunity (based on salary targeted to be paid for 2012) and economic value of long-term incentives.

The following sections discuss the individual elements of the Company's compensation program, including any changes made for fiscal 2012.
Base Salary
The Company pays its executives annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining 2012 base salary for each executive, the Committee took into account the targeted annual salary objective for the position based on the results of the pay study for 2012 and assessed the responsibilities associated with the position, individual contribution and performance, skill set, prior experience and external pressures to attract and retain talent.
Based on these factors, the Committee made the base salary adjustments shown in the table below for the named executive officers. Base salary adjustments were effective as of June 1, 2012. The table also shows the relationship of the resulting salaries to the 50th percentile of salaries paid to executives in comparable positions in the 2012 Peer Group. The resulting base salaries of the named executive officers were, on an aggregate basis, 1.3% below the 50th percentile of salaries paid to executives in comparable positions at the companies in the 2012 Peer Group.

Named Executive Officer	2011 Base Salary Rate(1)($)	2012 Base Salary Rate(2)($)	% Change	Percentage Points Above or Below 50th Percentile (2012 Base Salary)
R. Scott Trumbull	675,000	700,000	3.7%	2.6%
Gregg C. Sengstack	400,000	412,000	3.0%	(1.9)%
John J. Haines	300,000	330,000	10.0%	(4.6)%
Robert J. Stone	315,000	335,000	6.3%	(2.8)%
DeLancey W. Davis	290,000	305,000	5.2%	(3.3)%

(1)
2011 base salaries were effective as of January 1, 2011 for Messrs. Haines, Stone and Davis and June 1, 2011 for Mr. Trumbull. Mr. Sengstack's 2011 base salary reflects his salary adjustment in December 2011 from $321,400 to $400,000 in connection with his promotion to President and Chief Operating Officer.

(2)	All 2012 base salary increases were effective June 1, 2012.

Annual Cash Incentive Award

The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program (the “Annual Bonus Plan”). The Annual Bonus Plan, which works in conjunction with the Management Incentive Plan (“MIP”), is designed to motivate and reward participants for achieving or exceeding financial and individual goals that support the overall business objectives and strategic direction of the Company.
Under the MIP, the Committee sets a performance-based ceiling on the bonuses paid under the Annual Bonus Plan so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. For 2012, the MIP covered Messrs. Trumbull, Sengstack, Stone and Davis (as CFO, Mr. Haines is not subject to Code Section 162(m)). The Committee established Company operating income before restructuring charges as a performance goal under the MIP and a bonus pool equal to 15% of operating income, with each named executive officer eligible for a bonus opportunity stated as a percentage of the bonus pool as follows:

Named Executive Officer	% of Bonus Pool(1)
R. Scott Trumbull	34%
Gregg C. Sengstack	20%
Robert J. Stone	18%
DeLancey W. Davis	14%
(1) One other participant that is not a named executive officer was allocated 14% of the pool.

As discussed below, the Committee also established performance criteria for each participant pursuant to the Annual Bonus Plan and exercised its negative discretion to adjust the bonus pool amounts on the basis of achievement of the Annual Bonus Plan criteria.
The target annual cash incentive opportunities under the Annual Bonus Plan for 2012 were set at 100% of base salary for the CEO, 85% for Mr. Sengstack, 75% for each of Mr. Stone and Mr. Haines and 67.5% for Mr. Davis. These targets were generally the same for 2011, except that Mr. Sengstack's target was increased from 75% in connection with his promotion in December 2011, and Mr. Haines' target was increased from 67.5% to better reflect the market pay objective. Based on the pay study for 2012, the target level of annual bonus opportunity for the named executive officers was, on an aggregate basis, 6.0% above the 65th percentile of the annual bonus opportunity for executives in comparable positions in the 2012 Peer Group.

The table below shows the target annual bonus opportunities for each of the named executive officers for 2012 and the relationship of the target opportunity to the 65th percentile of executives in comparable positions in the 2012 Peer Group. Target amounts for the named executive officers are based on their respective target bonus percentage multiplied by the amount of base salary targeted to be paid to the executive for the year (taking into account salary increases approved at the beginning of the year and effective as of June 1, 2012).

Named Executive Officer	2012 Target Bonus Opportunity (as a % of Base Salary)	2012 Target Bonus Opportunity ($)	Percentage Points Above or Below 65th Percentile Target Opportunity
R. Scott Trumbull	100%	689,583	3.8%
Gregg C. Sengstack	85%	345,950	29.6%	(1)
John J. Haines	75%	238,125	(6.9)%
Robert J. Stone	75%	245,000	0.8%
DeLancey W. Davis	67.5%	201,656	4.6%
(1) Mr. Sengstack's variance from the 65th percentile is reflective of comparable pay data and total targeted compensation.

Of the total target bonus opportunity, 90% is based on achievement of financial goals and 10% is based on the achievement of individual strategic objectives.
In the beginning of 2012, the Committee approved financial performance targets to be used under the Annual Bonus Plan for 2012. The corporate-wide financial performance targets for the named executive officers were return on invested capital (ROIC) and earnings per share (EPS). The Committee selected ROIC due to the belief that it is a primary and consistent measure that many of the Company's shareholders use to evaluate performance and compare the Company to its peer group. The Committee also believes that EPS is an important indicator of profitability that aligns the interests of the executive officers with those of the Company's shareholders. In addition, the CFO had a portion of his target annual bonus based on fixed cost management. For the business unit leaders, financial performance targets for 2012 also included operating income after non-GAAP adjustments (Operating Income) for the relevant business units. A portion of the target annual bonus for the business unit leaders also included fixed cost management, in order to provide a continued focus on cash generation through working capital improvements.
The individual strategic objectives were agreed to between the executive and the CEO (in the case of the executives other than the CEO) and between the Board and the CEO (in the case of the CEO). These strategic objectives are as follows:

Mr. Trumbull:
Improve the Company's new product development process; complete the product development objectives for the oil and gas deliquification system; develop the market for variable frequency drives and control panels; and lead the implementation of an expanded value range of water pumping equipment.

Mr. Sengstack:
Improve product availability in identified global regions and address related operational issues; launch the CBM/Oil and Gas product line and build supporting field infrastructure; develop global strategy for the electronic drive market; integrate Pioneer Pump into the Company's global sourcing and distribution network; integrate acquired pump company product lines; and achieve Fueling Systems sales growth target.

Mr. Haines:
Support efforts to improve sales forecasting and production plans for North America Water Systems; advance specified business process improvement projects; complete systems integrations in Turkey and Botswana; provide support for proposed acquisitions; guide the timely and on-budget completion of the Company's new headquarters; and manage the corporate expense growth rate to specific parameters.

Mr. Stone:
Complete the business acquisition and develop and implement integration plans for Pioneer Pump and Cerus Industrial; increase profitability in the large variable-frequency drive global market; increase market share of acquired pump company product lines; and continue to build sales and distribution growth platform in Latin America.

Mr. Davis:
Continue to build the Company's leadership position in the North America groundwater and adjacent pumping systems market; lead the new product development process using lean principles; identify market opportunities for growing the electronic products portfolio; develop a strategy to expand sales of packaged systems products; and achieve business unit development objectives.

These measures were aligned with the goals of the overall corporate short-term and long-term strategies. Focusing on and achieving these goals would help drive the Company's overall success. The goals, when set, were thought to be achievable but would require considerable effort on the part of each executive to achieve.
A threshold level of performance is also established for each performance measure, below which no bonus is earned for that performance measure. For the financial-based measures, the performance threshold was set at 80% of the target performance level. Payouts for threshold level performance were set at 33% of target. For every 1.0% by which performance exceeds the threshold level, the actual payout level increases 3.35% up to the target level (i.e., 100% of target payout), and for every 1.0% by which performance exceeds the target level, the actual payout increases 5.0% up to the maximum performance level (i.e., 200% of target payout). For the measures tied to individual strategic objectives, the performance threshold was set at 10% of the target performance level, and the payout is capped at the target level. Payouts are made in proportion to the Committee's evaluation of performance.
The performance goals, and the relative percentage of salary assigned to each performance goal, were as follows:

Performance Measure	R. Scott Trumbull	Gregg C. Sengstack	John J. Haines	Robert J. Stone	DeLancey W. Davis
ROIC	40%	21.25%	30.0%	15.0%	13.5%
EPS	50%	21.25%	30.0%	15.0%	13.5%
Business Unit Operating Income	—	25.5%	—	30.0%	27.0%
Fixed Costs	—	8.5%	7.5%	7.5%	6.75%
Strategic Objectives	10%	8.5%	7.5%	7.5%	6.75%
Total Target Bonus Level	100%	85.0%	75.0%	75.0%	67.5%

The chart below sets forth (i) the threshold, target and maximum performance levels for 2012 and the actual level of attainment for ROIC, EPS and fixed costs; and (ii) for all four performance goals, the percentage at which target was attained. The performance goals were established assuming the goals would be adjusted for certain discrete items. Accordingly, with the approval of the Committee, the following items were excluded in calculating ROIC and EPS: the Pioneer Pump transaction equity gain (which increased pre-tax income by $12.2 million and EPS by $.37); restructuring charges (which decreased operating income by $.2 million and EPS by $.005); legal settlement costs in the Fueling Systems segment (which decreased operating income by $.4 million and EPS by $.01); acquisition related expenses (which decreased operating income by $1.3 million and EPS by $.04); deferred stock compensation market valuation adjustments (which decreased operating income by $.9 million and EPS by $.03); and foreign exchange translation impact (which decreased operating income by $1.2 million and EPS by $.04). The “Actual” results shown in the table reflect these adjustments where appropriate.
The Company does not publicly report Operating Income by business units below the operating segment level given the size of the business units as compared to its competitors and given the potential for competitive harm. The Operating Income goals were set at the beginning of 2012 and the Committee believed at the time that it would require a high degree of execution of the 2012 business plan in order to attain these goals.

Performance Goal Achievement	Threshold	Target	Maximum	Actual	% of Attainment of Target
ROIC	14.72%	18.40%	22.08%	20.2%	109.8%
EPS ($)	2.38	2.97	3.56	3.21	108.1%
Business Unit Operating Income	—	—	—	—	71.2% to 119.2%
Fixed Costs (In millions $) · Sengstack · Haines · Stone · Davis	250.08 47.52 63.72 32.52	208.40 39.60 53.10 27.10	166.72 31.68 42.48 21.68	202.80 42.60 53.00 25.80	102.8% 93.0% 100.2% 105.0%

A pro-rated percentage is paid for performance between the threshold and target levels (with a 3.35% payout increase for each 1% above threshold) and for performance between the target and maximum levels (with a 5.0% payout increase for each 1% above target). The percentage of attainment of target results for the business unit OI goals represents the range of results for the various business units.
The CEO determined the extent to which the other named executive officers attained their individual strategic goals, which were reviewed and approved by the Committee. The Committee reviewed the CEO's individual strategic goals and determined the level of performance attained to be 100%. In 2012, the named executive officers, other than the CEO, achieved their individual performance goals at 100%.
Based on the results summarized above, the following table sets forth the actual bonus payouts for each named executive officer as a percentage of his target opportunity.

Executive	Payout Percentage (% of Target)
R. Scott Trumbull	139.8%
Gregg C. Sengstack	133.4%
John J. Haines	133.4%
Robert J. Stone	151.0%
DeLancey W. Davis	158.8%

For additional information about the specific awards made to the named executive officers for 2012 pursuant to the above criteria, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Long-Term Incentive Compensation

The Committee grants equity incentives to its executive officers to more closely align the executives' compensation with the return received by the Company's shareholders, to offer an incentive for long-term performance, to provide a retention incentive and to encourage stock ownership. Consistent with the approach used in 2011, the Committee determined to deliver long-term incentives to the named executive officers in 2012 through a combination of nonqualified stock options and shares of restricted stock. (Messrs. Trumbull and Sengstack received restricted stock units instead of restricted stock because they will become retirement eligible during the term of the award.)
Both types of equity are used to align the interests of the named executive officers with those of shareholders. Stock options provide an element of risk to the executives in that value is created for the executive only when the stock price increases, while restricted stock and restricted stock units provide executives with outright value which supports their retention and helps manage the potential increased dilution that would result in using only options. Based on a review of market data and input from the Compensation Consultant, the Committee determined to continue to deliver the targeted economic value with 60% in the form of stock options and 40% in the form of restricted stock (or restricted stock units).
In determining the size of equity grants made to the named executive officers, the Committee uses the pay study provided by the Compensation Consultant as a guide. The Committee then considers other important factors such as experience level and individual performance to approve the long-term incentive value to be granted to each named executive officer. Based on the pay study for 2012, total targeted long-term incentive compensation to the named executive officers for 2012 was, on an aggregate basis, 11.8% below the targeted level of long-term incentive compensation for executives in comparable positions in the 2012 Peer Group.
The following table shows the relationship of the 2012 targeted economic value for the named executive officers to the 65th percentile of targeted economic value of long-term incentives awarded to executives in comparable positions at the companies in the 2012 Peer Group.

Named Executive Officer	Targeted Economic Value for 2012($)	Percentage Points Above or Below 65th Percentile
R. Scott Trumbull	1,400,000	(0.7)%
Gregg C. Sengstack	536,000	(7.4)%
John J. Haines	335,000	(34.4)%
Robert J. Stone	345,000	(14.8)%
DeLancey W. Davis	219,000	(29.1)%

Equity grants are typically made on an annual basis at the Committee's meeting following the public release of the Company's fiscal year-end results. Stock options are valued as of the date of grant using a modified Black-Scholes methodology. They have an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant and vest over four years, at 25% per year. Restricted stock and restricted stock units are valued using a valuation methodology used by the Compensation Consultant taking into account the fair market value on the date of grant adjusted to reflect the vesting provisions of the award. The restricted stock and restricted stock units vest 100% on the fourth anniversary of the grant date.
In June 2012, the Committee approved a change to the vesting schedule of outstanding restricted stock awards for Messrs. Trumbull and Sengstack in order to align the vesting and distribution of their awards with the associated tax consequences, since they are or will become retirement eligible during the term of the awards (the awards provide for pro-rata vesting in the event of retirement, which results in the recognition of income, even though they have not yet retired and received the stock subject to the awards). All other retirement eligible executives with restricted stock awards were permitted to keep their awards or have them converted into restricted stock units so their tax treatment will be the same as other holders of restricted stock awards. No other named executive officer is retirement eligible. In the future the Committee intends to grant restricted stock units to retirement eligible employees instead of restricted stock. For more details about the revised vesting schedule, see the “Grant of Plan Based Awards Table”.
For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.
Stock Ownership Guidelines

The Company's stock ownership guidelines for its executives require executives to maintain direct ownership in the Company's common stock in amounts as follows:

•	CEO: five times annual base salary.

•	President and COO, Senior Vice Presidents: three times annual base salary.

•	Corporate Vice Presidents: one times annual base salary.

An individual has five years from the date the executive is appointed to the relevant position to comply with these guidelines. Stock options do not count toward these guidelines. All shares held directly or beneficially, including shares of restricted stock, restricted stock units, shares of stock acquired upon exercise of stock options and shares credited under the Retirement Program count toward these guidelines. As of the end of 2012, all named executive officers either met or exceeded their respective stock ownership requirements.
Retirement Plans

The Company has defined benefit pension plans and defined contribution retirement plans in which certain of the named executive officers currently participate. In 2011, the Company implemented a redesign of its retirement program, which included the following:  (i) effective as of December 31, 2011, the Basic Retirement Plan merged with the Cash Balance Plan, and the merged plan is now known as the Pension Plan; (ii) participants generally stopped accruing benefits as of December 31, 2011, although participants 50 and older as of such date will accrue benefits under the Basic Retirement Plan formula until December 31, 2016; and (ii) beginning January 1, 2012, the Company will provide additional annual contributions under the Retirement Program.  In addition, participants other than Messrs. Trumbull and Sengstack stopped accruing benefits under the Pension Restoration Plan, and those participants will instead receive Company contributions under the Supplemental Retirement and Deferred Compensation Plan.

Pension Plan

Basic Retirement Portion

The Basic Retirement portion of the Pension Plan generally covers employees in the U.S. A participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for most U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. Participants who were younger than 50 as of December 31, 2011 (which include Messrs. Stone and Davis) stopped accruing benefits as of such date, and participants 50 or older as of such date (which include Messrs. Trumbull and Sengstack) will accrue benefits until December 31, 2016. Mr. Haines is not eligible to participate in this portion of the Pension Plan because he was hired after February 21, 2006 when it was closed to all new salaried employees.
Cash Balance Portion

The Cash Balance portion of the Pension Plan covers most salaried employees in the U.S. A participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The benefit consists of: (i) an opening balance for a participant at December 31, 1999 equal to the present value of the participant's accrued benefit earned at December 31, 1999 under the applicable prior pension plan; (ii) annual Company contributions ranging from 3% to 12% of a participant's compensation and transitional credits for certain participants from 2000-2004 equal to 6% of compensation; and (iii) interest credits based on the 30-year Treasury rate (subject to a minimum of 4.5%). All named executive officers participated in the Cash Balance portion. All participants stopped accruing benefits as of December 31, 2011.
Pension Restoration Plan

In order to provide eligible employees, including named executive officers, with the portion of their retirement benefits that cannot be paid under the tax-qualified pension plans, the Company maintains the Pension Restoration Plan. The Plan, which is non-qualified, provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code limits. All participants other than Messrs. Trumbull and Sengstack (which include Messrs. Haines, Stone and Davis) stopped accruing benefits as of December 31, 2011 and effective as of January 1, 2012, their benefits were transferred to the Supplemental Retirement and Deferred Compensation Plan.
Retirement Program

The Retirement Program (formerly known as the DISP) is a tax-qualified 401(k) plan that covers all U.S. employees, including the named executive officers. A participant can elect to defer 1-50% of his compensation on a pre-tax basis, up to a maximum in 2012 of $17,000, or $22,500 if age 50 or over, and the Company will make a matching contribution equal to 100% of the first 2% of the participant's deferral contributions plus 50% of the next 3% of the participant's deferral contributions, for a total of 3.5% of the participant's compensation.
Beginning in 2012, the Company also makes annual service-based contributions ranging from 3% to 9% of a participant's compensation, depending on his or her years of service with the Company (3% in the case of hourly employees). The service-based contribution is made to all employees other than hourly employees who still accrue benefits under the Basic Retirement portion of the Pension Plan. Compensation taken into account under the Retirement Program is limited by the Internal Revenue Code, and the limit for 2012 was $250,000. The Retirement Program also holds employees' accounts that were held in the Company's Employee Stock Ownership Plan, which was merged into the Retirement Program in 2010.
Supplemental Retirement and Deferred Compensation Plan

The Company maintains the Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Retirement Plan”), which provides an additional benefit to attract and retain key executives at a minimal cost to the Company. The Supplemental Retirement Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available by the Committee.
Beginning in 2012, the Company will provide two types of contributions to participants who do not continue to accrue benefits under the Pension Restoration Plan. The Company will provide the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations. The Company also will provide a supplemental contribution of 2% to 4% of a participant's compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Supplemental Retirement Plan as of January 1, 2012. A

participant's deferral account and service contribution account will be credited with earnings and losses based on the investment funds made available by the Committee. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%. A participant's transferred Pension Restoration Account continued to be credited with 4.5% earnings for 2012 and thereafter earnings and losses will be based on the investment funds made available by the Committee.
A participant's accounts under the Supplemental Retirement Plan will generally be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). No named executive officer contributed to the Supplemental Retirement Plan in 2012, although Messrs. Haines, Stone and Davis received Company contributions and had their Pension Restoration Plan Accounts transferred to the Supplemental Retirement Plan.
Perquisites, Other Personal Benefits, and Other Compensation

The Company does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance or tax preparation. In 2012, the Company retained a consulting firm to provide outside board placement services for the CEO and paid for the cost of the CEO's physical exam pursuant to its practice.
Employment Agreements

During 2012, the Company had employment agreements with Messrs. Trumbull, Haines and Sengstack. All agreements are three-year agreements, which automatically extend for an additional year unless either party gives notice not to renew. If the agreement is not renewed by the Company, and the executive terminates his employment, the executive is entitled to a payment equal to 12 months of salary and the bonus paid for the preceding year, a bonus pro-rated for the time of employment in the current year, continued participation in the Company's health and welfare and retirement plans for 12 months (or if continued participation in any retirement plan is not permissible, a lump sum payment equal to the additional benefits that would have been accrued), and immediate vesting of all stock options. If the executive's employment is terminated prior to a change in control without cause by the Company or for good reason by the executive (as defined in the agreements), the executive is entitled to these same benefits, except that Messrs. Trumbull and Sengstack are entitled to severance based on 18 months of continued salary, 1½ times the bonus paid for the preceding year and 18 months of health and welfare and retirement plan continuation. If the executive's employment is terminated without cause by the Company or for good reason by the executive following a change in control of the Company, the executive is entitled to receive a payment equal to 36 months of continued salary, three times the bonus paid for the preceding year (24 months of salary and two times bonus for Mr. Haines), a bonus pro-rated for the time of employment in the current year, continued participation in the Company's health and welfare and retirement plans for 36 months (24 months for Mr. Haines) (or if continued participation in any retirement plan is not permissible, a lump sum payment equal to the additional benefits that would have been accrued), and immediate vesting and cashout of outstanding options. In addition, in order to provide these executives an additional element of security in a change in control, these amounts are payable if the executive terminates employment for any reason in the 13th month following a change in control. Any pro-rata bonus is determined by using the executive's actual bonus for the past year, except that any pro-rata bonus payable to Mr. Trumbull or Mr. Haines because of a termination prior to a change in control would be determined with reference to the bonus otherwise payable to him had he continued to be employed for the full year in which employment terminated. In addition, the executive will receive a gross-up payment to cover any liability arising under Internal Revenue Code Section 280G as a result of the payments. Under his agreement, Mr. Trumbull's five years of service on the Board of Directors prior to becoming CEO is included as service with the Company for purposes of vesting and benefit accrual under the Company's Pension Restoration Plan.
2013 Amendments

The employment agreements were amended in February 2013. The modifications include the following:

•	The agreements no longer provide any benefits if the executive terminates employment for any reason during the 13th month following a change in control.

•
The excise tax gross-up has been eliminated as a benefit. Instead, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

•
The equity vesting provisions were revised to cover other equity in addition to stock options. In the case of a termination of employment prior to a change in control that triggers severance benefits, time-based stock and restricted stock unit awards will vest immediately in a pro-rata amount and performance-based stock and stock unit awards will vest in a pro-rata amount at the end of the performance period based on actual performance. In the case of a termination after a change in control that triggers severance benefits, all stock and stock unit awards will fully vest and any performance goals will be deemed to have been met at target.

•	Instead of continued participation in the Company's retirement plans during the severance period, the executive will receive payment of the economic equivalent.

•	The severance period does not end earlier if the executive attains age 65 prior to the end of the severance period.

The 2013 amendments were intended to eliminate provisions that are no longer considered market and to address the effect of a termination of employment on stock and stock unit awards, since the pre-amended agreements only addressed stock options, which was the only type of equity awarded by the company when the agreements were first established. The amendments also avoid legal and administrative complexities by providing the executives with the economic equivalent of retirement plan participation rather than actual continued participation.

Employment Security Agreements

The Company has entered into employment security agreements (“ESAs”) with Mr. Stone, Mr. Davis and other certain executives that provide benefits upon a change in control of the Company, in order to extend these benefits to some executives who are not party to employment agreements.
Each ESA provides that if within two years after a change in control (as defined in the ESA) the Company terminates the executive's employment for any reason other than cause, or the executive terminates his employment with the Company for good reason (as defined in the ESA), the executive is entitled to the following:

•
A lump sum payment equal to the sum of two times the executive's base salary, a pro-rata portion of the executive's target bonus for the current year (based on the termination date), and two times the executive's target bonus for the current year;

•
A lump sum payment equal to the increase in benefits under the Company's tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (or, if earlier, until age 65);

•	Immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards;

•	Continued coverage under the Company's health and welfare plans for 24 months following termination (or, if earlier, until age 65);

•	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and

•
For agreements entered into prior to 2009, including Mr. Stone's and Mr. Davis's, a gross-up payment to cover any excise and related income tax liability under Section 280G of the Internal Revenue Code as a result of payments made or benefits provided under the ESA (except that if the payments and benefits subject to Section 280G are less than 110% of the amount that could be paid without incurring Section 280G liability, the payments under the ESA will be reduced so that no such liability will be incurred). Agreements entered into after 2009 do not provide for a gross-up payment and instead reduce ESA payments, so that this liability will not be incurred.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination. The confidentiality and non-compete agreements of Mr. Stone and Mr. Davis also apply for 18 months following a termination of employment under the ESAs.
The Company determined that these agreements serve the Company's goal of attracting and retaining key executives. By providing these agreements the executives are able to remain focused on the best interests of the shareholders in the event of a potential change-in-control situation. Additionally, these agreements provide benefits which strive to retain the executives during a transitional period.
Confidentiality and Non-Compete Agreements

Each named executive officer has signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company.
Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers other than the chief financial officer of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. While base salary, time-based restricted stock and restricted stock units, by their nature, do not qualify as performance-based compensation under Section 162(m), the Committee has structured the annual cash incentive awards under the Annual Bonus Plan and the grant of stock options to qualify as performance-based compensation under Section 162(m). Although the Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in the best interests of the Company. For 2012, the Company expects that all of the compensation paid in 2012 will be deductible by the Company for federal income tax purposes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Stock Awards ($)(d)(1)	Option Awards ($)(e)(1)	Non-Equity Incentive Plan Compensation ($)(f)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(g)(2)	All Other Compensation ($)(h)(3)		Total ($)(i)
R. Scott Trumbull, Chairman of the Board & CEO	2012	689,594	673,262	741,049	963,846	1,213,018	70,676	—	4,351,445
	2011	667,515	589,085	750,156	1,197,789	1,071,060	19,173		4,294,778
	2010	648,888	464,780	416,854	1,226,398	679,374	14,023		3,450,317
Gregg C. Sengstack, President & COO	2012	407,005	257,768	283,709	461,340	565,444	24,907		2,000,173
	2011	334,757	146,663	186,773	354,106	444,727	10,830		1,477,856
	2010	317,491	115,280	133,728	353,049	307,858	8,611		1,236,017
John J. Haines, VP, CFO & Secretary	2012	317,515	161,099	177,318	317,579	4,899	55,346		1,033,756
	2011	300,006	137,065	174,519	339,457	21,364	8,787		981,198
	2010	264,590	115,280	133,727	319,544	10,432	8,716		852,289
Robert J. Stone, Senior VP and President, International Water Systems	2012	326,676	165,918	182,609	369,961	28,835	75,916		1,149,915
	2011	315,007	143,797	183,100	409,950	60,901	8,952		1,121,707
	2010	294,382	115,280	133,728	379,076	35,247	8,704		966,417
DeLancey W. Davis, VP and President, North America Water Systems	2012	298,762	105,295	115,924	320,184	12,620	54,195		906,980
	2011	290,006	90,899	115,737	342,004	34,623	8,827		882,096

(1)
The amounts in columns (d) and (e) are the grant date fair values of the restricted stock and option awards computed in accordance with FASB Codification Topic 718 and represent the Company's total projected expense of grants made to the named executive officers in 2012. See Note 15 of the Company's Annual Report to Shareholders for the fiscal year ending December 29, 2012 for a complete description of the assumptions used for these valuations.

(2)
The amounts in column (g) represent the annual change in the present value of each named executive officer's benefits under the Company's defined benefit pension plans, which calculations use the same assumptions required to be used for financial reporting purposes. Benefits under the pension plans were frozen as of December 31, 2011 for most participants, including Messrs. Haines, Stone and Davis. Although these three named executive officers accrued no additional pension plan benefits in 2012, the present value of accumulated benefits increased due to changes in the assumptions used for financial reporting purposes, including a change in the discount rate (from 4.75% to 4.00%) and mortality assumptions, and the fact that the executives are one year closer to their assumed retirement age.

(3)
These amounts for 2012 represent (i) Company contributions under the Retirement Program:  Mr. Trumbull:  $21,250; Mr. Sengstack: $22,500; Mr. Haines:  $18,750; Mr. Stone: $21,250; and Mr. Davis: $18,750; (ii) Company contributions under the Supplemental Retirement and Deferred Compensation Plan:  Mr. Haines: $35,988; Mr. Stone: $53,796; and Mr. Davis: $34,854; (iii) a Medicare tax reimbursement related to the non-qualified retirement plans:  Mr. Trumbull:  $19,991; Mr. Sengstack: $2,329; Mr. Haines: $530; Mr. Stone: $792; and Mr. Davis: $513; and (iv) the Company's life insurance contributions of $78 for each named executive officer. For Mr. Trumbull, the amount also includes the Company's payment for outside board placement services ($25,000) and payment for a physical exam ($4,357).

Salary

The 2012 salary adjustments were effective as of June 1, 2012.

Restricted Stock/Restricted Stock Unit Awards

The 2012 restricted awards consisted of 13,971 restricted stock units awarded to Mr. Trumbull; 5,349 restricted stock units awarded to Mr. Sengstack; 3,343 restricted shares awarded to Mr. Haines; 3,443 restricted shares awarded to Mr. Stone and 2,185 restricted shares awarded to Mr. Davis. In June 2012, the Committee revised the vesting schedule of the outstanding restricted stock awards for Messrs. Trumbull and Sengstack to better align vesting with the related tax consequences. When they reach the retirement eligibility age, they will vest in a pro-rata portion of the award, then vest in another year's worth on each anniversary of the retirement eligibility age.

The 2011 restricted stock awards consisted of 13,564 shares awarded to Mr. Trumbull; 3,377 shares awarded to Mr. Sengstack; 3,156 shares awarded to Mr. Haines; 3,311 shares awarded to Mr. Stone and 2,093 shares awarded to Mr. Davis.

The 2010 restricted stock awards consisted of 16,127 shares awarded to Mr. Trumbull and 4,000 shares awarded to each of Messrs. Sengstack, Haines and Stone. Mr. Trumbull's award included 3,627 shares to compensate him for the 10,314 stock options that were not awarded to him in 2009 due to limitations under the Stock Plan. Twenty-five (25) percent of this award vested at grant, with the balance vesting ratably over the next three years.

Except as noted above, restricted stock and restricted stock unit awards vest on the fourth anniversary of the grant date (subject to accelerated pro-rata vesting upon death, disability, or retirement). Dividends are paid on restricted stock awards and dividend equivalents are paid on restricted stock unit awards.

Option Awards

The 2012 grants to the named executive officers consisted of options for 45,240 shares to Mr. Trumbull; 17,320 shares to Mr. Sengstack; 10,825 shares to Mr. Haines; 11,148 shares to Mr. Stone and 7,077 shares to Mr. Davis. These grants had an exercise price of $48.19.

The 2011 grants to the named executive officers consisted of options for 43,096 shares to Mr. Trumbull; 10,730 shares to Mr. Sengstack; 10,026 shares to Mr. Haines; 10,519 shares to Mr. Stone and 6,649 shares to Mr. Davis. These grants had an exercise price of $43.43.

The 2010 grants to the named executive officers consisted of options for 39,900 shares to Mr. Trumbull and 12,800 shares to each of Messrs. Sengstack, Haines and Stone. These grants had an exercise price of $28.82.

All of the stock options granted in 2012, 2011 and 2010 vest over four years at 25% per year (subject to accelerated pro-rata vesting upon death, disability, or retirement) and expire after ten years.

Bonus and Non-Equity Incentive Plan Compensation

The amounts in column (f) of the Summary Compensation Table reflect the bonuses paid in 2012, 2011 and 2010 to the named executive officers under the Company’s performance-based Executive Officer Annual Incentive Cash Bonus Program. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

In connection with the redesign of the Company's retirement program, effective as of December 31, 2011, all named executive officers other than Messrs. Trumbull and Sengstack stopped participating in the Pension Plan and the Pension Restoration Plan. Descriptions of these retirement plans as in effect before and after December 31, 2011, and the level of participation by the named executive officers, can be found in the 2012 Pension Benefits Table and accompanying narrative included in this proxy statement.

2012 Grant of Plan Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 29, 2012.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)(3)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(l)(4)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
R. Scott Trumbull	5/4/2012	227,562	689,583	1,379,166
	5/4/2012				13,971	45,240	48.19	1,414,312
Gregg C. Sengstack	5/4/2012	114,164	345,950	691,900
	5/4/2012				5,349	17,320	48.19	541,477
John J. Haines	5/4/2012	78,581	238,125	476,250
	5/4/2012				3,343	10,825	48.19	338,417
Robert J. Stone	5/4/2012	80,850	245,000	490,000
	5/4/2012				3,443	11,148	48.19	348,527
DeLancey W. Davis	5/4/2012	66,546	201,656	403,312
	5/4/2012				2,185	7,077	48.19	221,219

(1)
The amounts reflected in the non-equity incentive compensation estimated possible payouts for 2012 were established under the Executive Officer Annual Incentive Bonus Program. The estimated payouts shown in the Table were based on performance in 2012, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2012. Actual amounts paid for 2012 are reflected in the Summary Compensation Table. A description of this program can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)
Restricted awards were granted to Mr. Trumbull (13,971 restricted stock units), Mr. Sengstack (5,349 restricted stock units), Mr. Haines (3,343 restricted shares), Mr. Stone (3,443 restricted shares) and Mr. Davis (2,185 restricted shares). The awards vest on May 4, 2016 if they are still employed with the Company on such date. Vesting is accelerated upon a change in control of the Company and a pro-rata portion is accelerated upon death, disability, or retirement.

(3)
The exercise price for grants of stock options is determined using the closing price of the Company’s Common Stock on the date of grant. The option grants expire after ten years and vest over four years, at 25% per year. Vesting is accelerated upon a change in control of the Company, death, disability or retirement.

(4)	The grant date fair value of the stock and option awards shown in the above table was computed in accordance with FASB Codification Topic 718.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 29, 2012.

Name (a)	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise price ($/sh)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(j) (7)
R. Scott Trumbull	30,200 18,500 14,500 0 0 10,774 0	0 0 0 24,999 19,950 32,322 45,240	40.93 45.90 48.87 17.34 28.82 43.43 48.19	02-10-2015 02-17-2016 02-09-2017 03-05-2019 02-22-2020 03-02-2021 05-04-2022	40,942(2)	2,458,567	N/A	N/A
Gregg C. Sengstack	9,000 3,900 3,600 15,300 4,124 6,400 2,683 0	0 0 0 0 7,930 6,400 8,047 17,320	40.93 45.90 48.87 32.19 17.34 28.82 43.43 48.19	02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-202003-02-2021 05-04-2022	12,726(3)	764,196	N/A	N/A
John J. Haines	7,685 6,400 2,507 0	5,123 6,400 7,519 10,825	17.34 28.82 43.43 48.19	03-05-2019 02-22-202003-02-2021 05-04-2022	10,499(4)	630,465	N/A	N/A
Robert J. Stone	5,450 3,900 3,600 15,300 0 0 2,630 0	0 0 0 0 7,930 6,400 7,889 11,148	40.93 45.90 48.87 32.19 17.34 28.82 43.43 48.19	02-10-2015 02-17-2016 02-09-2017 02-28-2018 03-05-2019 02-22-2020 03-02-2021 05-04-2022	10,754(5)	645,778	N/A	N/A
DeLancey W. Davis	1,634 0 0 0	4,671 4,000 4,986 7,077	17.34 28.82 43.43 48.19	03-05-2019 02-22-202003-02-2021 05-04-2022	6,778(6)	407,019	N/A	N/A

(1)
Each option grant has a ten-year term and vests pro-rata over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon death, disability, retirement or a change in control of the Company.  Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant.

(2)
Of Mr. Trumbull's restricted awards, 13,971 restricted stock units vest after 4 years on May 4, 2016, 565 shares vest after 4 years on March 2, 2015, 3,391 shares vest after 4 years on January 1, 2015, 260 shares vest after 4 years on February 22, 2014, 6,516 shares vest after 4 years on January 1, 2014, 907 shares vest after 4 years on February 22, 2013 and 15,332 shares vest after 4 years on January 1, 2013.

(3)
Of Mr. Sengstack's restricted awards, 5,349 restricted stock units vest after 4 years on May 4, 2016, 633 shares vest after 4 years on March 2, 2015, 844 shares vest after 4 years on June 8, 2014, 667 shares vest after 4 years on February 22, 2014 and 5,233 shares vest after 4 years on June 8, 2013.

(4)	Of Mr. Haines's restricted stock awards, 3,343 shares vest after 4 years on May 4, 2016, 3,156 shares vest after 4 years on March 2, 2015 and 4,000 shares vest after 4 years on February 22, 2014.

(5)	Of Mr. Stone's restricted stock awards, 3,443 shares vest after 4 years on May 4, 2016, 3,311 shares vest after 4 years on March 2, 2015 and 4,000 shares vest after 4 years on February 22, 2014.

(6)	Of Mr. Davis's restricted awards, 2,185 shares vest after 4 years on May 4, 2016, 2,093 shares vest after 4 years on March 2, 2015 and 2,500 shares vest after 4 years on February 22, 2014.

(7)	The market value of the stock and stock unit awards was determined using the closing price of the Company’s common stock on December 29, 2012 ($60.05 per share).

2012 Option Exercises and Stock Vested Table

The following table sets forth the exercised options and vested awards for the fiscal year ended December 29, 2012.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)(2)
R. Scott Trumbull	213,051	6,315,454	907	48,189
Gregg C. Sengstack	51,670	1,588,625	4,000	206,800
John J. Haines	17,684	522,062	8,000	397,360
Robert J. Stone	18,332	628,300	—	—
DeLancey W. Davis	12,988	364,634	4,000	206,800

(1)	Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)	Represents the value realized by multiplying the closing price of the stock on the date of vesting by the number of shares that vested.

2012 Pension Benefits Table

The following table sets forth (i) the years of service currently credited to each named executive officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the named executive officers upon retirement.

Named Executive Officer (a)	Plan Name (b)(1)	Number of Years of Credited Service #(c)	Present Value of Accumulated Benefit ($)(d)(2)(3)	Payments During Last Fiscal Year ($)(e)
R. Scott Trumbull	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	10.0 9.0 15.0(4)	37,445 92,522 7,047,416	0 0 0
Gregg C. Sengstack	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	24.0 23.1 24.1	74,849 447,498 2,337,348	0 0 0
John J. Haines	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	N/A 4.0 N/A	N/A(5) 33,450 0	N/A 0 0
Robert J. Stone	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	19.3 11.5 N/A	48,039 129,891 0	0 0 0
DeLancey W. Davis	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	6.6 7.0 N/A	12,772 67,369 0	0 0 0

(1)	As of December 31, 2011 the Basic Retirement Plan and Cash Balance Pension Plan were merged and renamed the Pension Plan.

(2)
As of December 31, 2011, the named executive officers stopped accruing benefits under all plans, except for Messrs. Trumbull and Sengstack, who continue to accrue benefits under the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan. The cash balance accounts under the Pension Restoration Plan of Messrs. Haines, Stone and Davis were transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012. See the 2012 Nonqualified Deferred Compensation Table and accompanying narrative for more information about the transferred accounts.

(3)
The amounts in this column are based on a retirement age of 65 for Messrs. Trumbull, Haines and Davis. For Mr. Sengstack, retirement age is 62 for the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan and age 65 for the Cash Balance portion of the Pension Plan. For Mr. Stone, retirement age is 62 for the Basic Retirement portion of the Pension Plan and age 65 for the Pension Restoration Plan and the Cash Balance portion of the Pension Plan.

(4)
In the Pension Restoration Plan, Mr. Trumbull is credited with his years of preemployment service on the Board. $946,694 of the “Present Value of Accumulated Benefit” in the Pension Benefits table is attributable to this additional credited service.

(5)	Mr. Haines is ineligible for the Basic Retirement portion of the Pension Plan.

Pension Plan

In 2011 the Company implemented a redesign of its retirement program. Its two tax-qualified defined benefit pension plans, the Basic Retirement Plan and the Cash Balance Pension Plan, were merged into a single plan called the Pension Plan. As discussed below, as of December 31, 2011, benefit accruals under the Basic Retirement portion of the Pension Plan ceased for all participants younger than age 50 and benefit accruals under the Cash Balance portion of the Pension Plan ceased for all participants. In addition, benefits under the non-qualified Pension Restoration Plan ceased for all participants other than Messrs. Trumbull and Sengstack. Participants will instead receive additional benefits under the Company’s defined contribution plans (see the discussion in the Compensation Discussion and Analysis and in the 2012 Nonqualified Deferred Compensation Table and narrative in the proxy).

Basic Retirement Plan

The Basic Retirement portion of the Pension Plan covers most U.S. employees of the Company and its affiliates, including the named executive officers who were hired before February 21, 2006. The Basic Retirement Plan provides each eligible named executive officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. No named executive officer other than Mr. Trumbull is currently eligible for early retirement benefits. Mr. Haines is not eligible to participate in the Plan because he was hired after February 21, 2006.

The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.

The Basic Retirement Plan was amended in 2011 to provide that participants younger than age 50 as of December 31, 2011 (which includes Messrs. Stone and Davis) stopped earning benefits as of such date, and participants 50 or older as of December 31, 2011 (which includes Messrs. Trumbull and Sengstack) will stop earning benefits on December 31, 2016.

Cash Balance Pension Plan

The Cash Balance portion of the Pension Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each named executive officer. An account is maintained for each participant under the Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans, (ii) annual contributions made  by the Company as of the end of each calendar year that range from 3% to 12% of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6% of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury security rate for the November preceding each such year (subject to a minimum interest rate of 4.5%).  Compensation includes wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits (in accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits was limited to $250,000 in 2012).

Participants are eligible to receive benefits after completing three years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.

The Cash Balance Plan was amended in 2011 so that as of December 31, 2011, the Plan was closed to new participants and current participants stopped earning annual contributions as of such date (although interest credits continue until the benefit is distributed).

Pension Restoration Plan

The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance portion of the Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans.

The benefits of Messrs. Trumbull and Sengstack are based on the formula in effect under the Contributory Retirement Plan on December 31, 1999, but without regard to the Internal Revenue Code limits. This formula is based on the employee's credited service and final three-year average compensation, with an offset for benefits provided by the Basic Retirement portion of the Pension Plan, the Cash Balance portion of the Pension Plan and Social Security. There is a minimum benefit whereby if the monthly benefit amount paid to the employee under the Pension Plan, Pension Restoration Plan and Social Security is less than a designated percentage of the employee's three-year final average compensation, the difference is paid from the Pension Restoration Plan. The current designated percentage (which is based on years of service at retirement) for Mr. Trumbull is 40% (assuming retirement at age 65), and Mr. Sengstack is 50% (assuming retirement at age 62).

The benefits of Messrs. Haines, Stone and Davis are determined by applying the formula in the Cash Balance portion of the Pension Plan for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance portion of the Pension Plan.

The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows:  (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined by the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.

The Pension Restoration Plan was amended so that participants other than Messrs. Trumbull and Sengstack stopped earning benefits as of December 31, 2011 and instead participate in the Supplemental Retirement and Deferred Compensation Plan, under which they receive additional Company contributions. The value of their frozen benefit under the Pension Restoration Plan was transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012.

Pension Plan Assumptions

The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Footnote 9 of the audited financial statements contained in the Company's Annual Report to Shareholders for the year ended December 29, 2012. The Company does not grant additional years of credited service under its pension plans, other than the additional years of service credited to Mr. Trumbull (as described in footnote 4 of the 2012 Pension Benefits Table), which was intended to ensure full vesting and benefits in the first years of his employment.

2012 Nonqualified Deferred Compensation

The following table sets forth (i) the contributions made by each named executive officer and the Company in 2012, (ii) the earnings on the account balances as of December 29, 2012 and (iii) the account balances as of December 29, 2012 under the Company’s Supplemental Retirement and Deferred Compensation Plan.

Name (a)	Executive Contribution in Last Fiscal Year ($)(b)	Company Contribution in Last Fiscal Year ($)(c)(1)	Aggregate Earnings in Last Fiscal Year ($)(d)(2)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)
R. Scott Trumbull	—	—	41,019	—	453,006(3)
Gregg C. Sengstack	—	—	—	—	—
John J. Haines	—	35,988	842	—	55,544(4)
Robert J. Stone	—	53,796	3,922	—	144,871(4)
DeLancey W. Davis	—	34,854	1,551	—	70,882(4)

(1)	The Company contributions are reflected in the All Other Compensation column of the Summary Compensation table of this proxy statement.

(2)	The earnings reported in this column are not included in the Summary Compensation Table.

(3)	The aggregate balance for Mr. Trumbull reflects amounts previously reported in the Summary Compensation table except for $153,006 of earnings.

(4)
For Messrs. Haines, Stone and Davis, the aggregate balances consist of (i) the Company contributions and earnings reported in this table and (ii) the cash balance accounts under the Pension Restoration Plan that were transferred to this Plan as of January 1, 2012: Mr. Haines: $18,714; Mr. Stone: $87,153; and Mr. Davis: $34,477. The amounts that have previously been reported in the Summary Compensation Table for these transferred benefits are: Mr. Haines: $17,987; Mr. Stone: $73,285; and Mr. Davis: $15,894. (While the amounts transferred to this Plan represent the actual cash balance account balances, the amounts previously reported in the Summary Compensation Table reflected the annual change in the actuarial present value, which is based on the discounted present value of the accounts projected to retirement age.)

The Supplemental Retirement and Deferred Compensation Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available by the Committee.

Beginning in 2012, the Company provides two types of contributions to participants who do not continue to accrue benefits under the Pension Restoration Plan. The Company provides the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations (the service-based contribution ranges from 3% to 9% of a participant’s compensation depending on years of service). The Company also provides a supplemental contribution of 2% to 4% of a participant’s total compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Plan as of January 1, 2012. A participant’s deferral account and service contribution account will be credited with earnings and losses based on the investment funds made available by the Committee. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance portion of the Pension Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%. The Cash Balance rate was also used to credit earnings on a participant’s transferred Pension Restoration Account, which was 4.5% in 2012. Beginning in 2013, earnings and losses on the transferred Pension Restoration Plan Accounts will be based on the investment funds made available by the Committee.

A participant’s accounts under the Plan will generally be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). No named executive officer contributed to the Plan in 2012, although Messrs. Haines, Stone and Davis received Company contributions and had their Pension Restoration Plan Accounts transferred to the Plan.

Potential Payments upon Termination or Change in Control of the Company

The Company provides benefits to certain of the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:

Employment Agreements

The employment agreements of Messrs. Trumbull, Sengstack and Haines automatically renew for an additional year unless either party provides advance written notice of an election not to extend the term.The employment agreements were amended in February 2013. The modifications include the following:

•	The executive is no longer entitled to severance benefits if he terminates employment for any reason during the 13th month following a change in control.

•
The excise tax gross-up has been eliminated as a benefit. Instead, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

•	The equity vesting provisions were revised to cover other equity in addition to stock options, as described below.

•	The severance period does not end earlier if the executive attains age 65 prior to the end of the severance period.

The agreements as amended provide the following severance benefits under the described termination scenarios:

•
Termination – Nonrenewal of Employment Agreement. If the executive terminates his employment at any time during the term of the agreement after receipt of notice from the Company of its decision to not extend the term, he is entitled to (i) an immediate payment equal to a pro-rata portion of the target bonus paid for the year of termination (or, in the case of Messrs. Trumbull and Sengstack, later payment of a pro-rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 12 months of his then current salary and one times the target bonus for the year of termination, (iii) immediate vesting of all outstanding stock options, immediate pro-rata vesting of time-based restricted stock and units and pro-rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, and (iv) continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination – Prior to a Change in Control. If a Change in Control of the Company (as defined in the agreements) has not occurred and the executive’s employment is terminated by the Company for other than “Good Cause” or the executive terminates his employment for “Good Reason,” he is entitled to (i) an immediate payment equal to a pro-rata portion of the target bonus paid for the year of termination (or, in the case of Messrs. Trumbull and Sengstack, later payment of pro-rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 18 months of his then current salary and one and one-half times the target bonus for the year of termination (12 months and one times the target bonus for Mr. Haines), (iii) immediate vesting of all outstanding stock options, immediate pro-rata vesting of time-based restricted stock and units and pro-rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, and (iv) and continued participation in all of the Company’s employee benefit plans for the applicable severance period.

•
Termination – Following a Change in Control. If following a Change in Control of the Company (as defined in the agreements) the executive’s employment is terminated within two years of the Change in Control by the Company for other than “Good Cause” or by the executive for “Good Reason”, he is entitled to an immediate payment equal to (i) a pro-rata portion of the target bonus paid for the year of termination, (ii) an immediate payment equal to 36 months of his then current salary and three times the target bonus for the year of termination (24 months and two times the target bonus for Mr. Haines), (iii) immediate vesting and cash out of all outstanding stock options and immediate vesting of all other restricted stock and units (with performance-based awards vesting at target level), and (iv) continued participation in all of the Company’s employee benefit plans (other than the Pension Restoration Plan) for the applicable severance period.

The employment agreements contain a restrictive covenant that prohibits the executives from competing with the Company and soliciting the Company's customers and employees for 24 months following termination. As amended, the agreements provide that an amount of severance equal to one times salary and one times the prior year's bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement each executive has executed.

For purposes of the employment agreements:

•
“Good Cause” means the executive’s death or disability, his fraud, misappropriation of, or intentional material damage to, the property or business of the Company, his commission of a felony likely to result in material harm or injury to the Company, or his willful and continued material failure to perform his obligations.

•
“Good Reason” exists if (a) there is a change in the executive’s title or a significant change in the nature or the scope of his authority, (b) there is a reduction in the executive’s salary or retirement benefits or a material reduction in the executive’s compensation and benefits in the aggregate, (c) the Company changes the principal location in which the executive is required to perform services to more than fifty miles away, (d) the executive reasonably determines that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority or duties attached to his positions, or (e) any purchaser of substantially all of the assets of the Company declines to assume the obligations under the employment agreement.

Employment Security Agreements

Certain executives, including Messrs. Stone and Davis, are party to an employment security agreement (ESA) with the Company. Each ESA provides that if within two years after a change in control (as defined in the ESA) the Company terminates the executive’s employment for any reason other than “Good Cause”, or the executive terminates his employment with the Company for “Good Reason” (as defined in the ESA), the executive is entitled to the following:

(i)
a lump sum payment equal to the sum of two times the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;

(ii)
a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months (or, if earlier, until age 65);

(iii)	immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards;

(iv)	continued coverage under the Company’s health and welfare plans for 24 months following termination (or, if earlier, until age 65);

(v)	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and

(vi)
for agreements entered into prior to 2010, including the agreements of Messrs. Stone and Davis, a gross-up payment to cover any excise and related income tax liability under Section 280G of the Internal Revenue Code as a result of payments made or benefits provided under the ESA (except that if the payments and benefits subject to Section 280G are less than 110% of the amount that could be paid without incurring Section 280G liability, the payments under the ESA will be reduced so that no such liability will be incurred). Agreements entered into after 2009 do not provide for gross-up payments and instead reduce ESA payments so that this liability will not be incurred.

For purposes of the ESAs:

•
“Good Cause” means the executive’s intentional and material misappropriation of, or damage to, the property or business of the Company, his conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury to the Company, or his willful and continuous failure to perform his obligations under the ESA that is not cured.

•
“Good Reason” means a material reduction in the executive’s salary or retirement benefits or a material reduction in his compensation and benefits in the aggregate, or any purchaser of substantially all of the assets of the Company declines to assume all of the Company’s obligations under the ESA.

Pension Restoration Plan

The Pension Restoration Plan, in which Messrs. Trumbull and Sengstack participate, provides that upon a Change in Control of the Company (as defined in the Plan), (i) all participants will become 100% vested in their benefits, which will be paid in an immediate lump sum within 60 days, and (ii) active participants will have three years of additional credit for age and service in determining their benefits under the Plan.

Stock Plan

The Company’s Stock Plan provides that upon a Change in Control of the Company, the Committee is authorized to provide that all outstanding awards become fully vested, all restrictions on any awards terminate or lapse and performance goals applicable to stock awards will be deemed satisfied at the highest level. Stock Option Agreements under the Stock Plan provide for full vesting upon termination of employment due to death, disability or retirement. The Restricted Stock Agreements and the Restricted Stock Unit Agreements under the Stock Plan provide for pro-rata vesting upon termination of employment due to death, disability or retirement.

The tables set forth below quantify the additional benefits described above that would be paid to each named executive officer pursuant to the arrangements described above under the following termination scenarios: assuming a non-renewal of the employment agreement, termination of employment and/or change in control occurred on December 29, 2012.

Termination – Nonrenewal of Employment Agreement

Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock/Units ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)
R. Scott Trumbull	700,000	1,653,429	2,764,527	1,497,887	1,005,632	13,078
Gregg C. Sengstack	412,000	807,290	877,761	391,466	1,083,271	12,550
John J. Haines	330,000	476,250	672,026	290,222	100,282	11,947
Robert J. Stone	—	—	—	—	—	—
DeLancey W. Davis	—	—	—	—	—	—

(1)	Represents additional accruals under defined benefit pension plans and employer contributions and earnings on accounts under defined contribution pension plans.

Termination – No Change in Control

Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock/Units ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)
R. Scott Trumbull	1,050,000	1,998,221	2,764,527	1,497,887	1,010,007	19,617
Gregg C. Sengstack	618,000	980,265	877,761	391,466	1,087,646	18,825
John J. Haines	330,000	476,250	672,026	290,222	100,282	11,947
Robert J. Stone	—	—	—	—	—	—
DeLancey W. Davis	—	—	—	—	—	—

(1)	Represents additional accruals under defined benefit pension plans and employer contributions and earnings on accounts under defined contribution pension plans.

Termination – Change in Control

Name (a)	Salary ($)(b)	Non-Equity Plan Compensation ($)(c)	Accelerated Vesting of Options ($)(d)	Accelerated Vesting of Restricted Stock/Units ($)(e)	Additional Pension Credits ($)(f)(1)	Continued Benefit Plan Coverage ($)(g)	Outplacement Services ($)(h)	Gross Up ($)(i)(2)
R. Scott Trumbull	2,100,000	2,758,332	2,764,527	2,458,567	1,307,332	39,234	—	—
Gregg C. Sengstack	1,236,000	1,383,800	877,761	764,196	1,528,822	37,650	—	—
John J. Haines	660,000	714,375	672,026	630,465	181,008	23,894	—	—
Robert J. Stone	670,000	735,000	801,807	645,778	323,759	23,954	50,000	—
DeLancey W. Davis	610,000	604,968	491,278	407,019	192,944	23,594	50,000	563,701

(1)	Represents additional accruals under defined benefit pension plans and employer contributions and earnings on accounts under defined contribution pension plans.

(2)
The employment agreements of Messrs. Trumbull, Sengstack and Haines were amended to eliminate the excise tax gross-up, and now give the executive the choice of receiving full benefits or having them reduced so as not to trigger the excise tax. The severance benefits of Messrs. Trumbull and Haines were below the amount that would trigger the excise tax. Mr. Sengstack's benefits exceeded the triggering amount and the amount reported in the table reflects receipt of full benefits.

DIRECTOR COMPENSATION

Compensation for non-employee directors is determined by the Board of Directors, upon recommendation of the Corporate Governance Committee. Management makes recommendations to the Corporate Governance Committee with respect to non-employee director compensation. The Management Organization and Compensation Committee, pursuant to the Company’s Stock Plan, makes the actual award of options or restricted stock. Director Compensation is determined by compiling the compensation data for each of the peer group companies listed in the Compensation Discussion and Analysis and comparing such compensation to the current pay for the Company’s directors. The target compensation is the 75th percentile.

The following table sets forth the compensation received by the Company’s non-employee directors for the year ended December 29, 2012.

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)		Stock Awards ($)(c)(3)	Option Awards ($)(d)(4)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)(5)	All Other Compensation ($)(g)	Total ($)(h)
Jerome D. Brady	68,000		85,000	—	N/A	3,119	—	156,119
David T. Brown	71,000	(2)	85,000	—	N/A	11,202	—	167,202
David A. Roberts	77,000		85,000	—	N/A	670	—	162,670
David M. Wathen	71,000	(2)	85,000	—	N/A	13,440	—	169,440
Thomas L. Young	69,500		85,000	—	N/A	—	—	154,500
Thomas R. VerHage	62,000		85,000	—	N/A	1,874	—	148,874

(1)	In 2012 the annual retainer remained at $50,000.

(2)	Messrs. Brown and Wathen both deferred $71,000 of fees into the Non-Employee Directors’ Deferred Compensation Plan.

(3)
The amounts in column (c) are the grant date fair values of the stock awards granted to the non-employee directors, computed in accordance with FASB Codification Topic 718 and represent the Company’s total expense of grants made in 2012. All directors received an award of 1,763 shares and Messrs. Brown, VerHage and Wathen elected to defer their stock awards into the Non-Employee Directors’ Deferred Compensation Plan.

(4)	No options were granted to non-employee directors in 2012. As of December 29, 2012, the non-employee directors held the following options: Mr. Roberts: 8,000.

(5)	The amounts in column (f) represent 2012 dividends earned on stock units credited under the Non-Employee Directors’ Deferred Compensation Plan.

Retainer and Fees

Non-employee directors are paid an annual retainer of $50,000, payable in either cash or stock, plus a fee of $1,500 for each Board and Board committee meeting attended. The Committee chairmen receive an additional fee of $6,000.  Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees.

Stock Awards

Non-employee directors participate in the Franklin Electric Co., Inc. Stock Plan. In 2012, each non-employee director received an award of 1,763 shares of the Company’s Common Stock, which vested immediately upon grant and had a market value of $85,000 on the May 4, 2012 date of grant.

Deferred Compensation

Non-employee directors may participate in the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all of his annual retainer, fees and stock award until his service on the Board terminates. At the time the director makes the deferral election, he must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return Fund or (ii) converted into stock units, with credits equal to the cash that would have been paid had the units been actual shares of Common Stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends.

Consulting Directors’ Plan

The Company maintained a Consulting Directors' Plan which is "frozen" and in which only Mr. Brady is eligible to participate. The Plan covered non-employee directors who retire from Board service at age 70 or older. Under this Plan, each director was eligible to enter into a consulting agreement with the Company pursuant to which the consulting director agrees to be available for consultation from time to time and is entitled to receive an annual fee for such services equal to the director's fee in effect at retirement. The consulting director can receive this fee for up to the same number of years that he served as director. The Company amended the Consulting Directors’ Plan to (i) limit future participation to the Company’s non-employee directors first elected before 2003 (currently Mr. Brady), and (ii) base the consulting fees on the retainer amount in effect as of June 1, 2006 and years of service as a director as of June 1, 2006.

Stock Ownership Guidelines

The Company's stock ownership guidelines for the non-employee directors require them to maintain direct ownership in the Company’s common stock with a value equal to four times their annual retainer. An individual has five years to comply with these guidelines. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and shares credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. Stock options do not count toward these guidelines. All non-employee directors either meet or exceed these guidelines.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s equity compensation plans as of March 4, 2013.

Plan Category (a)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($)(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b)) (d)
Equity Compensation Plans Approved by Security Holders(1)	994,964	33.85	1,328,154(2)
Equity Compensation Plans Not Approved by Security Holders(3)	58,811	n/a	41,189

(1)
As of March 4, 2013 (i) there were 994,964 outstanding stock options under all Stock Plans of the Company, with a weighted average exercise price of $33.85 and a weighted average remaining term of 5.50 years and (ii) there were 214,960 granted but unvested restricted stock awards. Additionally, as of that same date there were 1,369,343 shares remaining available for grant under all existing equity compensation plans of the Company.

(2)
This Plan category includes the following plans: Franklin Electric 2009 Amended & Restated Stock Plan (180,982 shares remain available for issuance) and Franklin Electric 2012 Stock Plan (1,147,172 shares remain available for issuance).

(3)
This Plan category includes the Non-Employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption Director Compensation. The information included in column (b) represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of March 4, 2013. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s Common Stock.

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company's website at www.franklin-electric.com under “Corporate Governance”), for overseeing the risk management of the Company, accounting and financial reporting processes of the Company and the audits of the financial statements by reviewing: (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company's independent registered public accounting firm.

In accordance with SEC rules the Audit Committee of the Company states that:

•
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended December 29, 2012.

•
The Audit Committee discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable independence rules of the PCAOB, and has discussed with Deloitte & Touche LLP the independent registered public accounting firm's independence.

    Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the SEC.

    This report is submitted on behalf of all of the members of the Audit Committee:

Jerome D. Brady (Chairman)
David M. Wathen
Thomas R. VerHage

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2013 FISCAL YEAR

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. Although shareholder ratification is not legally required, the Audit Committee believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to questions relating to their examination of the Company's financial statements.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,385,182 and $1,271,211, respectively, for the fiscal years ended December 29, 2012 and December 31, 2011.

Audit-Related Fees

The fees for professional services rendered by Deloitte for due diligence related to acquisitions were $84,644 and $62,158, respectively, for the fiscal years ended December 29, 2012 and December 31, 2011.

Tax Fees

The fees for tax services rendered by Deloitte were $59,302 and $67,702, respectively, for the fiscal years ended December 29, 2012 and December 31, 2011.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve services not prohibited by law up to a maximum of $10,000 individually or $50,000 in the aggregate, provided that the Audit Committee Chairman shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended December 29, 2012, the company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to shareholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. At the 2012 Annual Meeting of Shareholders, a majority of the Shareholders advised that the Board conduct the vote annually, and the Board so decided. The next such vote will occur at our 2014 annual meeting of shareholders.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success.  The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  The Company believes that its executive compensation program, which emphasizes a performance-based cash incentive and long-term equity awards, satisfies this goal and is strongly aligned with the interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page 15 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Management Organization and Compensation Committee in 2012 in more detail.  The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance.

The Company requests shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company.  However, the Management Organization and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers, and greater than 10 percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that its directors, officers and greater than 10 percent shareholders complied with all Section 16(a) filing requirements applicable to them during 2012, except with respect to one Form 4 for each of Messrs. Haines and Stone and Daniel J. Crose (VP, Global Water Product Supply), two Forms 4 for each of Messrs. Brady, Roberts and VerHage, and three Forms 4 for each of Messrs. Brown, Trumbull and Wathen.  Each Form 4 reported a single transaction.

SHAREHOLDER PROPOSALS

November 19, 2013 is the date by which proposals of shareholders intended to be presented at the next annual meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2013 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than February 3, 2014 to be considered for presentation at that meeting. Such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT ON FORM 10-K

The Company will provide a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended December 29, 2012, including the exhibits thereto, free of charge to any shareholder requesting a copy in writing. Inquiries should be directed to:  Corporate Secretary, Franklin Electric Co., Inc. 400 East Spring Street, Bluffton, Indiana 46714.  The report, which is also the Company’s Annual Report to Shareholders, may also be accessed through the investor relations menu on the Company’s website, www.franklin-electric.com.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2013 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated: March 19, 2013

John J. Haines
Vice President, Chief Financial Officer and
Secretary

Franklin Electric

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 R. Scott Trumbull 02 Thomas L. Young

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To ratify the appointment of Deloitte & Touche, LLP as independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐
3 To approve, on an advisory basis, the executive compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

NOTE: To transact any other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000157002_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com .

FRANKLIN ELECTRIC CO., INC.
Annual Meeting of Shareholders
May 3, 2013
This proxy is solicited by the Board of Directors

The undersigned hereby appoints R. Scott Trumbull and John J. Haines, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Franklin Electric Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on May 3, 2013, at The Grand Wayne Convention Center, 120 West Jefferson Blvd, Fort Wayne, IN, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND "FOR" PROPOSAL 2 AND 3 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side

0000157692_2 R1.0.0.51160